INDEPENDENT AUDITOR'S REPORT

The Board of Directors and Shareholders
Cabre Corp

We have audited the accompanying consolidated balance sheets of Cabre Corp and subsidiaries as of May 31, 1995 and 1994, and the related consolidated statements of operations, shareholders' equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cabre Corp and subsidiaries as of May 31, 1995 and 1994 and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.



                       /s/  Jackson & Rhodes, P.C.
                            8140 Walnut Hill Lane, Suite 800
                            Dallas, Texas  75231-4335

Dallas, Texas
July 26, 1995